Exhibit 10.7

July 29, 2002

Michael Gimlett

Address TBD

Dear Mike:

Please note that this Offer Letter supersedes the Offer Letter dated July 14, 2002 previously sent to you.

On behalf of Gamefly, Inc. (the “Company”), I am pleased to offer you the position of Director, Merchandising at the Company.  We look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1.                                       Position.

a.  You will become the Director, Merchandising of the Company, working out of the Company’s headquarters office in Santa Monica, California.

b.  You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.  Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.                                       Start Date.  Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on August 1, 2002.

3.                                       Proof of Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4.                                       Compensation.

a.                                       Base Salary.  You will be paid a monthly salary of $5,000.00, which is equivalent to $60,000 on an annualized basis.  Upon the closing of the Company’s second round of financing, you will be paid a monthly salary of $8,333.33, which is the equivalent of $100,000 on an annualized basis.  Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy.

b.                                      Annual Review.  Your base salary will be reviewed at the end of each calendar year as part of the Company’s normal salary review process.

c.                                       Moving Allowance.  The Company will also pay a moving allowance applicable to any moving expenses you incur in relocating to the Los Angeles area.  This allowance has a maximum limit of $5000 and is payable immediately upon you submission of receipts showing that you have paid the moving company.  You will vest with respect to any paid moving allowance in 12 equal monthly installments for each of the 12 months during which you continue to be employed by the Company following the payment of the moving allowance.  If the Company terminates your employment with cause prior to the end of this 12 month period, or if you end your employment with the Company, you will be obligated to refund to the Company the unvested portion of any paid moving allowance.

5.                                       Stock Options.

a.                                       Initial Grant.  In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 117,500 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant.  These option shares will vest at the rate of one fourth (1/4th) of the total shares on the one year anniversary of your Start Date and 1/48th of the total shares on the monthly anniversary of your Start Date thereafter.  Vesting will, of course, depend on your continued employment with the Company.  The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2002 Stock Plan and the stock option agreement between you and the Company

b.                                      Subsequent Option Grants.  Subject to the discretion of the Company’s Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

6.                                       Benefits.

a.                                       Insurance Benefits.  The Company will provide you with standard medical insurance benefits effective the later of your Start Date or the date on which the Company puts a medical insurance plan in place.  We anticipate offering dental and vision coverage at some date in the future.

b.                                      Vacation.  You will be entitled to two weeks paid vacation per year, pro-rated for the remainder of this calendar year.

7.                                       Confidential Information and Invention Assignment Agreement.  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement attached as Exhibit A (the “Confidentiality Agreement”), prior to or on your Start Date.

8.                                       Confidentiality of Terms.  You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

9.                                       At-Will Employment.  Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

GAMEFLY, INC.

/s/ Sean Spector
Signature

Sean Spector
Printed Name

VP
Title

AGREED AND ACCEPTED:

/s/ Mike Gimlett
Signature

Mike Gimlett
Printed Name

Address: